Exhibit 99.1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of November 2, 2023 (this “Agreement”), is entered into by and between Cedar Fair, L.P., a Delaware limited partnership (“Copper”) and the entities set forth on Exhibit A hereto (collectively, the “Stockholder”), and solely for purposes of Article V and Sections 4.6, 4.7, 4.8 and 6.19 herein, Six Flags Entertainment Corporation, a Delaware corporation (“Steel”).

RECITALS

WHEREAS, Copper, Steel, CopperSteel HoldCo, Inc., a Delaware corporation and wholly owned subsidiary of Copper and Steel (“HoldCo”), and CopperSteel Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of HoldCo (“Copper Merger Sub”), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger (as may amended from time to time, the “Merger Agreement”), pursuant to which (i) Copper Merger Sub will merge with and into Copper (the “Copper First Merger”) with Copper continuing as the surviving entity and a wholly owned subsidiary of HoldCo (the “Copper Surviving Entity”), (ii) the Copper Surviving Entity will merge with and into HoldCo (the “Copper Second Merger”, together with the Copper First Merger, the “Copper Mergers”), with HoldCo continuing as the surviving corporation and (iii) Steel will merge with and into HoldCo (the “Steel Merger” and, together with the Copper Mergers, the “Mergers”), with HoldCo continuing as the surviving corporation, on the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, the Stockholder is the record or “beneficial owner” (as defined under Rule 13d-3 of the Exchange Act) of the number of shares of common stock, par value $0.025 per share, of Steel (“Steel Common Stock”), as set forth on Exhibit A hereto, which represents all of the shares of the Steel Common Stock held by such Stockholder as of the date hereof (such shares, the “Existing Shares”);

WHEREAS, the Stockholder agrees to enter into this Agreement with respect to all of its Existing Shares, and any additional shares of Steel Common Stock that such Stockholder may hereafter acquire prior to the termination of this Agreement (such shares, together with the Existing Shares, the “Covered Shares”);

WHEREAS, the Stockholder is party to that certain Cooperation Agreement, by and between the Stockholder and Steel, dated January 30, 2020, as amended by that certain Amendment No. 1 to the Cooperation Agreement dated November 10, 2022 (as may be amended from time to time, the “Cooperation Agreement”);

WHEREAS, the Board of Directors of Steel has deemed it advisable and in the best interests of Steel and its stockholders that Copper and Steel engage in the Mergers and, following the date hereof, shall recommend to Steel’s stockholders the adoption of the Merger Agreement;

WHEREAS, the affirmative vote of the holders of a majority of all outstanding shares of Steel Common Stock entitled to vote thereon is necessary to adopt the Merger Agreement, and is the only vote of holders of any securities of Steel or its subsidiaries necessary to approve the transactions contemplated thereby;

WHEREAS, Steel has, solely with respect to Article V and Sections 4.6, 4.7, 4.8 and 6.19 herein, agreed to enter into this Agreement to, among other things, consent to Stockholder's entrance into, and compliance with, this Agreement and waive certain of its rights and Stockholder's obligations under the Cooperation Agreement that would otherwise restrict or hinder Stockholder's ability to fulfill its obligations hereunder;

WHEREAS, as a condition and inducement to the willingness of Copper to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement; and

WHEREAS, capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Copper and the Stockholder hereby agree as follows:

ARTICLE I
VOTING

1.1          Agreement to Vote.

(a)          The Stockholder hereby irrevocably agrees, from and after the date hereof and until the date on which this Agreement is terminated pursuant to Section 6.1 hereof, at any meeting of the stockholders of Steel (the “Stockholder Meeting”), however called, including any adjournment, recess or postponement thereof or, if applicable, by written consent, to, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i)          appear (in person or by proxy) at each such meeting or otherwise cause all of the Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii)         vote (or cause to be voted), in person or by proxy at the Stockholder Meeting, all of the Covered Shares:  (i) in favor of the Mergers and the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, including any amended and restated Merger Agreement or amendment to the Merger Agreement that increases the Steel Merger Consideration, decreases the Copper Merger Consideration or otherwise is or results in the Merger Agreement being more favorable to the Stockholder than the Merger Agreement in effect as of the date of this Agreement; (ii) in favor of the approval of any proposal to adjourn or postpone any Stockholder Meeting to a later date if there are not sufficient votes for adoption of the Merger Agreement on the date on which such Stockholder Meeting is held; (iii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Steel contained in the Merger Agreement; (iv) against any action, proposal, transaction or agreement that would reasonably be expected to impede, materially delay or adversely affect the consummation of the Mergers or the fulfillment of Copper’s, Steel’s or Copper Merger Sub’s conditions under the Merger Agreement, any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of shares of Steel (including any amendments to Steel’s certificate of incorporation or bylaws); and (v) against any Steel Alternative Transaction; provided, however, that, notwithstanding the foregoing, in the event that there is any amendment to the Merger Agreement which (w) reduces or changes the form of the Steel Merger Consideration, (x) increases or changes the form of Copper Merger Consideration, (y) changes the payment terms of the Steel Merger Consideration in any respect adverse to the holders of shares of Steel Common Stock, or (z) effects any change that is materially adverse to the holders of shares of Steel Common Stock, the Stockholder shall have no obligation to vote any of the Covered Shares in accordance with this Section 1.1 in favor of the Mergers or with respect to the Merger Agreement as so amended or take any other action under this Article I; and provided, further, that the Stockholder shall retain at all times the right to vote the Covered Shares in the Stockholder’s sole discretion, and without any other limitation, on any matters other than those set forth in this Section 1.1 and in the Cooperation Agreement that are at any time or from time to time presented for consideration to Steel’s stockholders generally.

(b)          This Agreement is entered into by the Stockholder in its capacity as owner of the Covered Shares and nothing in this Agreement shall limit or restrict the Stockholder, or any affiliate or designee of the Stockholder, who serves as a member of Steel Board in acting in its capacity as a director of Steel and exercising its fiduciary duties and responsibilities.

1.2          No Inconsistent Agreements.  The Stockholder hereby represents, warrants, covenants and agrees that, except for this Agreement and the Cooperation Agreement, it (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Covered Shares and (c) has not entered into any agreement or knowingly taken any action (and shall not enter into any agreement or knowingly take any action) that would make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing the Stockholder from performing any of his obligations under this Agreement.

1.3          Proxy.  The Stockholder hereby revokes any and all prior proxies or powers of attorney given by the Stockholder with respect to the voting of the Covered Shares inconsistent with the terms of this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Copper as follows:

2.1          Authorization of the Stockholder; Validity of Agreement.

(a)         The Stockholder has the full right, requisite legal capacity, power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)         This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming due and valid authorization, execution and delivery hereof by Copper, constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2          Ownership.  On the date hereof, the Stockholder holds of record and owns beneficially all of the Existing Shares free and clear of all Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and contracts of any kind other than pursuant to Applicable Law governing securities and the terms of this Agreement. As of the date hereof, the Existing Shares represent all of the capital stock of Steel owned of record or beneficially by the Stockholder and, other than the Existing Shares, the Stockholder does not directly or indirectly hold or exercise control over any options, warrants or other rights or awards to purchase shares of Steel Common Stock or other voting capital stock or securities of Steel or any other securities convertible into or exercisable or exchangeable for shares of Steel Common Stock or other voting capital stock or securities of Steel.  The Covered Shares are, and any additional shares of Steel Common Stock, options, warrants and other rights or awards to purchase shares of Steel Common Stock or other voting capital stock or securities of Steel and any other securities convertible into or exercisable or exchangeable for shares of Steel Common Stock or other voting capital stock or securities of Steel acquired by the Stockholder after the date hereof and prior to the Closing Effective Time will be, owned beneficially or of record by the Stockholder, free and clear of any Liens, subscriptions, options, warrants, calls, proxies, commitments, restrictions and contracts of any kind other than pursuant to Applicable Law governing securities and the terms of this Agreement and the Cooperation Agreement.  The Stockholder has and will have at all times through the Effective Time sufficient rights and powers over voting and disposition with respect to the matters set forth in Article I, and to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Covered Shares, with no other limitations, qualifications or restrictions on such rights, in each case, subject to Applicable Law governing securities and the terms of this Agreement and the Cooperation Agreement.  All of the Existing Shares are, as of the date hereof, held directly by the Stockholder.

2.3        Noncontravention.  No authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary, under Applicable Law, for the consummation by the Stockholder of the transactions contemplated by this Agreement other than (i) any filings required under Applicable Laws or (ii) as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of its obligations under this Agreement.  The execution and delivery by the Stockholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under, any contract to which the Stockholder is a party or is subject, (b) conflict with or violate any Applicable Laws applicable to the Stockholder, other than violations that would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance of the Stockholder of its obligations under this Agreement.

2.4         Reliance.  The Stockholder understands and acknowledges that Copper is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COPPER

Copper hereby represents and warrants to the Stockholder as follows:

3.1          Organization; Authorization; Validity of Agreement.  Copper is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Copper has the right and all requisite partnership power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.  The person executing this Agreement on behalf of Copper has full power and authority to execute and deliver this Agreement on behalf of Copper and to thereby bind Copper.  This Agreement has been duly and validly executed and delivered by Copper and, assuming due and valid authorization, execution and delivery hereof by the Stockholder, and Steel with respect to Article V and Sections 4.6, 4.7, 4.8 and 6.19, constitutes the legal, valid and binding obligation of Copper enforceable against Copper in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

3.2         Registration of HoldCo Common Stock.  The shares of HoldCo Common Stock to be received by the Stockholder pursuant to the Mergers shall be registered with the Securities and Exchange Commission (the “SEC”) and freely tradeable (subject to state securities law and, in the event the Stockholder has a designee on the board of directors of HoldCo (the “HoldCo Board”), any applicable insider trading policies of HoldCo) at the Closing Effective Time.

ARTICLE IV
OTHER COVENANTS

4.1          Stock Dividends; Additional Securities.

(a)         In case of a stock dividend or distribution, or any change in shares of Steel Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, for all purposes under this Agreement, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or that are received in such transaction.

(b)          The Stockholder shall, while this Agreement is in effect, promptly notify Copper in writing of the number of any additional shares of Steel Common Stock, any additional options, warrants or rights or other awards to purchase shares of Steel Common Stock or other voting capital stock of Steel and any other securities convertible into or exercisable or exchangeable for shares of Steel Common Stock or other voting capital stock or securities of Steel acquired (beneficially or of record) by such Person, if any, after the date hereof.

4.2         Transfers.  While this Agreement is in effect and except as expressly contemplated hereby, the Stockholder shall not directly or indirectly (a) grant any proxies or enter into any voting agreement, voting trust or other agreement or arrangement with respect to the voting of any Covered Shares or (b) (i) sell, transfer, pledge, encumber, assign, distribute, gift, convey or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, or otherwise by operation of law) (each, a “Transfer”) or (ii) enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Covered Shares or any interest therein.  The Stockholder shall not seek or solicit any such Transfer or any such contract, option or other arrangement or understanding with respect to any Transfer, and shall promptly notify (and provide information requested by) Copper, if it is approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

4.3        Adverse Actions.  While this Agreement is in effect, neither the Stockholder nor Copper shall: (a) take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of such party contained in this Agreement inaccurate in any material respect as of any time during the term of this Agreement, (b) fail to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or (c) take any action that would prevent, materially delay, or would reasonably be expected to delay in any material respect the transactions contemplated by the Merger Agreement.

4.4        Dissenter and Appraisal Rights.  To the fullest extent permitted under Applicable Law, the Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise, assertion or perfection of, any rights of appraisal, any dissenter’s rights and any similar rights relating to the Mergers or any related transaction that the Stockholder may have by virtue of, or with respect to, the Covered Shares.

4.5         No Solicitation.  The Stockholder, solely in its capacity as a stockholder of Steel, shall not, and shall direct its Representatives and affiliates and its and their respective directors, officers and employees not to, directly or indirectly through another Person, (a) solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Steel Alternative Transaction, (b) participate in any discussions or negotiations, or cooperate in any way with any Person (or group of Persons), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Steel Alternative Transaction or Copper Alternative Transaction; (c) enter into any agreement in principle, letter of intent, term sheet, merger agreement, purchase agreement, acquisition agreement, option agreement or other similar instrument relating to an Steel Alternative Transaction and Copper Alternative Transaction, (d) knowingly encourage or recommend any other holder of Steel Common Stock to vote against the Mergers or (e) resolve or agree to do any of the foregoing.  The Stockholder shall, and shall direct its Representatives and affiliates and its and their respective directors, officers and employees to, immediately cease and cause to be terminated all solicitations, discussions or negotiations regarding any inquiry, proposal or offer with any Person or groups that may be ongoing with respect to any Steel Alternative Transaction or Copper Alternative Transaction or potential Steel Alternative Transaction or Copper Alternative Transaction or that could reasonably be expected to lead to a Steel Alternative Transaction or Copper Alternative Transaction.  For clarity, the term “Representative” (a) shall include any general partner of the Stockholder that is still affiliated with the Stockholder, but (b) shall exclude (i) any limited partner, (ii) any general partner that is no longer affiliated with the Stockholder, and (iii) any employees or other Representatives, in each case of clauses (i) to (iii), who do not have actual knowledge of the Mergers.  In addition, for purposes of this Agreement, no portfolio company of the Stockholder shall be deemed a Representative or affiliate thereof.

4.6         Registration of HoldCo Common Stock.  Copper and Steel shall take all steps necessary to ensure the shares of HoldCo Common Stock to be received by the Stockholder pursuant to the Mergers shall be registered with the SEC and freely tradeable (subject to state securities law and, in the event the Stockholder has a designee on the HoldCo Board, any applicable insider trading policies of HoldCo) at the Closing Effective Time.

4.7          Communications.  The Stockholder consents to and hereby authorizes Copper, Steel and HoldCo to publish and disclose, including in filings with the SEC and any press release announcing the transactions contemplated by the Merger Agreement or other disclosure document, in each case to the extent that Copper, Steel or HoldCo reasonably determine to be necessary in connection with the Mergers and any transactions contemplated by the Merger Agreement, the Stockholder’s identity and ownership of the Covered Shares, the existence of this Agreement and the nature of the Stockholder’s commitments and obligations under this Agreement; provided that Copper and Steel shall consult with the Stockholder before the issuance of any press release or other public statement with respect to the Mergers, the Merger Agreement or this Agreement that mentions the Stockholder by name, and shall provide the Stockholder with advance notice and an opportunity to review any such publication made by Copper or Steel to the extent such publication discloses information with respect to the Stockholder which has not been previously disclosed, and will consider in good faith any reasonable comments thereon made by the Stockholder.

4.8         Cooperation Agreement Amendment.  The Stockholder and Steel shall, and shall cause their affiliates that are a party thereto to, enter into an amendment to the Cooperation Agreement to provide that it shall terminate at the Closing Effective Time.

ARTICLE V
STEEL REPRESENTATIONS AND CONSENT

5.1         Organization; Authorization; Validity of Agreement.  Steel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Steel has the right and all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Article V.  The person executing this Agreement on behalf of Steel has full power and authority to execute and deliver this Agreement on behalf of Steel and to thereby bind Steel.  This Agreement has been duly and validly executed and delivered by Steel and, assuming due and valid authorization, execution and delivery hereof by the Stockholder and Copper, constitutes the legal, valid and binding obligation of Steel enforceable against Steel in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.2         Registration of HoldCo Common Stock.  The shares of HoldCo Common Stock to be received by the Stockholder pursuant to the Mergers shall be registered with the SEC and freely tradeable (subject to state securities law and, in the event the Stockholder has a designee on the HoldCo Board, any applicable insider trading policies of HoldCo) at the Closing Effective Time.

5.3          Steel Consent and Waiver.  Steel consents to Stockholder’s entrance into this Agreement on the terms and conditions herein and has waived its rights with respect to Sections 2(a)(iv), 2(c), 2(d), 2(g) and 2(j) of the Cooperation Agreement and any other provisions therein, in each case, solely to the extent such provisions that may prevent the Stockholder’s entrance into, or compliance with, this Agreement.

ARTICLE VI
MISCELLANEOUS

6.1          Termination.  This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earliest to occur of (a) the date on which the Mergers become effective, (b) the date on which the Merger Agreement is validly terminated, (c) the Outside Date, and (d) the date on which the parties agree in writing to terminate this Agreement.  The date on which this Agreement so terminates per the preceding sentence is referred to in this Agreement as the “Termination Date”.

6.2          Further Assurances.  From time to time, at the other party’s request and without further consideration, each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.  Furthermore, if any controlled affiliates of the Stockholder hold shares of Steel Common Stock (including as a result of any acquisition after the date hereof), the Stockholder shall cause such controlled affiliate to execute a joinder to this Agreement binding such person as a “Stockholder.”

6.3        No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Copper any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and Copper shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

6.4        Non-Survival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement will survive the termination of this Agreement pursuant to Section 6.1 (subject to any exceptions set forth therein); provided, however, that notwithstanding the foregoing, the parties hereto acknowledge and agree that any party shall be entitled to exercise all rights and remedies with respect to any breach prior to and including the Termination Date of the representations, warranties, covenants and agreements made by any other party, which breach (and all of the available remedies with respect thereto) shall expressly survive the Termination Date.

6.5          Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses, regardless of whether the transactions contemplated by the Merger Agreement are actually consummated; provided, however, that any reasonable expenses incurred by the Stockholder (not to exceed $200,000 in the aggregate) shall be paid by Steel and; provided, further, that in any Action to enforce this Agreement or the rights of any party hereunder, the prevailing party in such Action shall be entitled to receive its reasonable attorney’s fees and all other reasonable costs and expenses incurred in such Action.

6.6         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

 if to Copper, to:

Cedar Fair, L.P.
8701 Red Oak Blvd.
Charlotte, North Carolina 28217
Attn:          Brian Nurse, Chief Legal Officer

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn:          Michael J. Aiello
Matthew J. Gilroy
Email:        michael.aiello@weil.com
matthew.gilroy@weil.com

and

Squire Patton Boggs (US) LLP
1000 Key Tower
127 Public Square
Cleveland, Ohio 44113
Attn:          Cipriano S. Beredo
Email:        cipriano.beredo@squirepb.com

 if to Stockholder, to:

888 Seventh Avenue, 29th Floor
New York, NY 10019
Attn:          Lloyd Blumberg

 with a copy (which shall not constitute notice) to:

Sullivan  & Cromwell LLP
125 Broad Street
New York, NY 10004
Attn:          George Sampas
Email:        Sampasg@sullcrom.com

if to Steel, to:

Six Flags Entertainment Corporation
1000 Ballpark Way, Suite 400
Arlington, Texas 76011
Attn:          Legal Department

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10001
Attn:          Sarkis Jebejian, P.C.
Allison M. Wein, P.C.
Emily Lichtenheld
Email:        sarkis.jebejian@kirkland.com
allie.wein@kirkland.com
emily.lichtenheld@kirkland.com

6.7          Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.8         Succession and Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

6.9        Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the matters related herein and (b) is not intended to confer upon any Person other than the parties any rights or remedies.

6.10        Specific Performance.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 6.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

6.11         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under any applicable principles of conflicts of laws thereof.

6.12        Jurisdiction.  In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof; (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and appellate courts thereof.  Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 6.5 shall be effective service of process for any such action.

6.13        Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 6.13.

6.14        Waiver of Rights.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any part in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.15        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 6.15 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

6.16         Amendments.  This Agreement may not be amended except by an instrument in writing signed on behalf of Copper and the Stockholder.

6.17        Interpretation.  The section headings herein are for convenience of reference only, do not constitute part of this Agreement, and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section, such reference shall be to a section of this Agreement unless otherwise indicated.  Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  As used herein, the word "extent" in the phrase "to the extent" means the degree to which a subject or other thing extends, and does not simply mean "if," and the word "or" is not exclusive.  The definitions of terms defined herein, or defined in the Merger Agreement and incorporated herein, shall apply equally to the singular and plural forms of such terms.  The words "hereof," "herein," "hereby," "hereto," and "hereunder," and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

6.18         Counterparts.  This Agreement may be executed in two or more counterparts, both of which shall be considered one and the same agreement, and shall become effective when both counterparts have been signed by either of the parties and delivered to the other party.

6.19         Conflicts.  In the event of a conflict between any provision of the Cooperation Agreement and any provision of this Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Voting and Support Agreement to be duly executed by its authorized officer as of the date first above written.

CEDAR FAIR L.P.
By: Cedar Fair Management, Inc., its General Partner

By:	/s/ Brian C. Witherow
Name: Brian C. Witherow
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Stockholder Voting Support Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Voting and Support Agreement to be duly executed as of the date first above written.

H PARTNERS, LP

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

H OFFSHORE FUND, LTD.

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

H PARTNERS PHOENIX SPV FUND, LP

By:	/s/ Lloyd Blumberg
Name: Lloyd Blumberg
Title: Authorized Signatory

[Signature Page to Stockholder Voting Support Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Voting and Support Agreement to be duly executed by its authorized officer as of the date first above written.

Solely with respect to Article V and Sections 4.6, 4.7, 4.8 and 6.19,

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ Gary Mick
Name: Gary Mick
Title: Chief Financial Officer

[Signature Page to Stockholder Voting Support Agreement]

Exhibit A
Existing Shares

Stockholder	Number of Existing Shares
H Partners, LP	7,064,600

H Offshore Fund, Ltd.	4,072,566

H Partners Phoenix SPV Fund, LP	262,834

Total Number of Existing Shares: 11,400,000 shares of Steel Common Stock